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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-14029

                              AMRESCO Capital Trust
             (Exact name of registrant as specified in its charter)

                               700 N. Pearl Street
                               Suite 1900, LB 342
                            Dallas, Texas 75201-7424
                                 (214) 953-7700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Common Shares of Beneficial Interest, par value $0.01 per share
                         Preferred Share Purchase Rights
            (Title of each class of securities covered by this Form)


                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [x]             Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(ii)   [ ]
      Rule 12g-4(a)(2)(ii)   [ ]             Rule 15d-6             [ ]
      Rule 12h-3(b)(1)(i)    [x]

         Approximate number of holders of record as of the certification or notice date: 0
             ---


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
AMRESCO Capital Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 15, 2002          AMRESCO Capital Trust

                             By: /s/ Thomas R. Lewis II
                                 -----------------------------------------------
                                 Name:    Thomas R. Lewis II
                                 Title:   Senior Vice President, Chief Financial
                                          and Accounting Officer, Controller and
                                          Secretary